Exhibit 99

        LETTERHEAD OF BCB FINANCIAL SERVICES CORPORATION]


                       September 10, 1996


                        BERKS COUNTY BANK
                          PRESS RELEASE
                     (for immediate release)


Berks County Bank today announced it will open a full-service bank office at 4453 Fifth Street Highway in Muhlenberg Township across from Manderbach Ford.

The opening of the Muhlenberg Office, the bank's sixth, follows an announcement two weeks ago that the bank will open an office in the K-Mart Shopping Plaza, Cumru Township.

Nelson R. Oswald, President, said that the opening of the two new offices is in direct response to requests from area individuals and small businesses for Berks County Bank, one of the area's few remaining local community banks, to continue to expand into additional suburban and rural areas of Berks County.